                               STAC SOFTWARE, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MARCH 8, 2000

TO THE STOCKHOLDERS OF STAC SOFTWARE, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Stac Software, Inc., a Delaware corporation ("Stac" or the "Company"), will be held on Wednesday, March 8, 2000 at 10:00 a.m. local time, at the Doubletree Hotel - Del Mar, 11915 El Camino Real, San Diego, California, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2000; and

         3. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 14, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                             By Order of the Board of Directors

                                             /s/ Clifford L. Flowers
                                             -----------------------------------
                                             Clifford L. Flowers, SECRETARY

San Diego, California
January 27, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               STAC SOFTWARE, INC.
                        12636 HIGH BLUFF DRIVE, 4TH FLOOR
                        SAN DIEGO, CALIFORNIA 92130-2093

                                 ---------------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  March 8, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Stac Software, Inc., a Delaware corporation ("Stac" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, March 8, 2000 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Doubletree Hotel - Del Mar, 11915 El Camino Real, San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 27, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on January 14, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 14, 2000, the Company had outstanding and entitled to vote 6,192,850 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8, "Stockholder Proposals," of the Securities and Exchange Commission (the "Commission") is September 29, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also September 29, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are six (6) nominees for the six (6) Board positions to be filled as of the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee is currently a director of the Company, who was previously elected by the stockholders.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. If elected at the Annual Meeting, each of the six nominees would serve until the 2001 Annual Meeting, in each case until their successor is elected and has qualified, or until such director's earlier death, resignation or removal.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain biographical information about them are set forth below:


                                                                               PRINCIPAL OCCUPATION/
                      NAME                             AGE                POSITION HELD WITH THE COMPANY
                      ----                             ---                ------------------------------
Gary W. Clow................................            45       Chairman of the Board of Directors
Robert W. Johnson...........................            50       Director
Antonio Perez...............................            54       President, Hewlett-Packard Company's Consumer
                                                                 Business and Digital Media Solutions
Peter D. Schleider..........................            42       General Partner, RKB Capital, L.P./Director
Corey M. Smith..............................            43       Director
John T. Ticer...............................            41       President, Chief Executive Officer and Director

         Mr. Clow has been Chairman of the Board of Directors since March 1992 and a director since 1983. Mr. Clow also served as Chief Executive Officer of the Company from 1992 until January 1999 and as President of the Company from 1986 through 1996. Mr. Clow previously was a Vice President at Dynamic Instruments, a measurement systems company for the defense industry, and a Senior Software Engineer at the Portable Products Division of the Communications Sector at Motorola, Inc. Mr. Clow received an M.A.S. in Computer Systems from Florida Atlantic University and an M.S. in Electrical Engineering from the California Institute of Technology.

         Mr. Johnson has served as a director since 1983. He has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Hi/fn, Inc., a publicly-held semiconductor company, and ViaSat, Inc., a publicly-held communications equipment company. Mr. Johnson holds undergraduate and graduate degrees from Stanford University and Harvard University.

         Mr. Perez has served as a director since 1997. Mr. Perez has served as President of Hewlett-Packard Company's Consumer Business and Digital Media Solutions since 1999. From 1995 to 1999 he served as a Vice President of Hewlett-Packard Company and General Manager of its Inkjet Products Group. From 1991 to 1995 Mr. Perez held General Manager positions within Hewlett-Packard. He joined Hewlett-Packard in 1975. Mr. Perez holds a Bachelor of Science degree in electrical engineering from Madrid University in Spain, and International Business and Marketing Diplomas from Institut European D'Administration des Affaires (Insead) in France.

         Mr. Schleider has served as a director since January 1999. Mr. Schleider has been the General Partner of RKB Capital, L.P., a private investment partnership, since September 1998. From January 1998 to September 1998 Mr. Schleider was a partner in Matrix Capital Management, an investment partnership. From 1987 through 1997 Mr. Schleider was with Wessels, Arnold & Henderson, an investment bank headquartered in Minneapolis, Minnesota, as a securities research analyst for technical and systems level software stocks. Mr. Schleider graduated from Trinity University with a Bachelor of Arts degree in History/Economics and is a Chartered Financial Analyst.

         Mr. Smith has served as a Director of the Company since January 1999. From September 1996 to January 1999, Mr. Smith was President of Xcellenet, Inc., a remote systems management software company. From August 1995 to September 1996, Mr. Smith was the President and Chief Executive Officer of Decision Point Data, an employment screening software and service bureau company, and from December 1993 to August 1995 Mr. Smith was the President and Chief Executive Officer of Creative Multimedia, a consumer CD-ROM publisher. From October 1988 to April 1992, Mr. Smith was the President and Chief Executive Officer of Central Point Software, a desk-top utility software company. Mr. Smith received a Bachelor of Science degree in Business Administration from Oregon State University.

         Mr. Ticer has served as a director of the Company since January 1999. He has been President of the Company since February 1997 and Chief Executive Officer of the Company since January 1999. Mr. Ticer was Chief Operating Officer of the Company from February 1997 until January 1999. From February 1996 to January 1997 he was Director of Business Alliances for Tivoli Systems, a subsidiary of IBM Corporation, and from August 1995 to January 1996 he was Director of Strategic Investments at IBM. From April 1995 to August 1995 Mr. Ticer was Director of Corporate Development at Legent Corporation. Mr. Ticer held various director level positions at Landmark Systems Corporation from December 1992 to April 1995. Mr. Ticer holds Bachelor of Science and Master of Science degrees in Engineering from the University of Virginia and a Master of Business Administration from Dartmouth College.

BACKGROUND OF EXECUTIVE OFFICERS NOT DESCRIBED ABOVE

         Mr. James T. Nicol, age 47, has been the Company's Vice President of Product Development since July 1996. From August 1995 to July 1996, he was on assignment to Lotus Corporation as a director-level development manager tasked with the transition of the groupware capability from IBM to Lotus. From December 1983 to August 1995, he held a variety of system software development positions in IBM, from system software engineer to Senior Product Manager in the areas of database, application development, and groupware. Mr. Nicol holds Masters degrees in computer science and biological science from California State University in Chico.

         Mr. Clifford L. Flowers, age 41, has served as Vice President of Finance and Chief Financial Officer of the Company since January 1999. He was the Company's Corporate Controller from June 1994 until January 1999. From June 1988 to June 1994, Mr. Flowers held various positions with PricewaterhouseCoopers LLP, independent public accountants, most recently as an Audit Manager. Mr. Flowers is a certified public accountant and received a Bachelor of Science in accounting from San Diego State University.

         Mr. Tom Dilatush, age 47, has been the Company's Chief Technology Officer since July 1999. He has been with the Company since 1991, holding several executive positions during that time. Prior to joining Stac, Mr. Dilatush served as president of Epoch Technologies, Inc. for seven years. He is a graduate of University of California-San Diego's Executive Program for Scientists and Engineers.

         Ms. Janet L. Cannon, age 41, has served as Vice President, International Sales and Service since 1999. She also has been the managing director of the Company's United Kingdom subsidiary since 1997, and was the finance manager from 1994 to 1997. From 1989 to 1993 Ms. Cannon held a number of roles in finance and operations management with storage companies including Connor Peripherals and Archive Corporation. Ms. Cannon holds a Bachelor of Arts degree in art history and business administration from the University of Washington, and is a member of the Institute of Directors in London.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended September 30, 1999 the Board of Directors held seven (7) meetings. The Board has an Audit Committee and a Compensation Committee.

         The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommend to the Board the independent accountants to be retained and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year ended September 30, 1999 the Audit Committee was composed of three (3) non-employee directors: Mr. Clow, Mr. Johnson and Mr. Schleider. The Audit Committee met four (4) times in fiscal 1999.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended September 30, 1999 the Compensation Committee was composed of two (2) non-employee directors: Mr. Clow and Mr. Smith. The Compensation Committee met four (4) times during fiscal 1999.

         The Board of Directors has delegated to Messrs. Ticer and Clow, the authority to grant stock options under the Company's 1992 Stock Option Plan to employees of the Company who are not officers, directors or 10% stockholders of the Company, so long as such grants are in accordance with guidelines that have been approved by the Board of Directors.

         During the fiscal year ended September 30, 1999, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served and held during the period for which he was a Board or Committee member, respectively, with the exception of Mr. Perez, who attended 71% of the regular board meetings and 50% of the committee meetings for the committees on which he served.

                                   PROPOSAL 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2000 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, at their discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1999 by: (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table below under the heading "Executive Compensation;"
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                                           NUMBER OF              PERCENTAGE
                           BENEFICAL OWNER                                  SHARES             BENEFICIALLY OWNED (1)

Microsoft Corporation..............................................          614,686                  9.9%
One Microsoft Way
Redmond, WA  98052-6399

Gary W. Clow (2)...................................................          684,132                 11.1%

Robert W. Johnson (3)..............................................          469,450                  7.6%

Douglas L. Whiting (4).............................................          408,958                  6.6%

John R. Witzel (5).................................................          239,752                  3.9%

John T. Ticer (6)..................................................          154,719                  2.5%

Peter D. Schleider (7).............................................          148,000                  2.4%

James T. Nicol (8) ................................................           74,101                  1.2%

Tom Dilatush (9) ..................................................           63,870                  1.0%

Janet L. Cannon (10)...............................................           46,828                  1.0%

Clifford L. Flowers (11)...........................................           45,110                  1.0%

Antonio Perez (12).................................................           14,440                  *

Corey M. Smith (13)................................................            3,000                  *

All directors and officers as a group (11 persons) (14)............        1,943,402                 31.4%

-------------------

*      Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property and marital property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Stac Software, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.

         Applicable percentages are based on 6,180,319 shares outstanding on December 31, 1999, adjusted as required by rules promulgated by the Commission; and also reflect the one-for-four reverse split approved by the stockholders at the 1999 Annual Meeting of Stockholders, and implemented by the board of directors, effective May 7, 1999.

(2) Includes 25,025 shares held by the Cristina Clow Trust and 25,000 shares held by the Andrew Clow Trust, of which Mr. Clow is a co-trustee and of which Mr. Clow disclaims beneficial ownership, and 308,657 shares issuable upon exercise of options held by Mr. Clow that are exercisable within 60 days of December 31, 1999. Mr. Clow resigned from the Company, effective the close of business on January 4, 1999.

(3) Includes 441,750 shares held by the Robert W. Johnson Revocable Trust, of which Mr. Johnson is Trustee and 27,700 shares issuable upon exercise of options held by Mr. Johnson that are exercisable within 60 days of December 31, 1999.

(4) Includes 345,625 shares held by the Whiting Family Trust, of which Dr. Whiting serves as Trustee and 63,333 shares issuable upon exercise of options held by Dr. Whiting that are exercisable within 60 days of December 31, 1999.

(5) Includes 176,752 shares issuable upon exercise of options held by Mr. Witzel that are exercisable within 60 days of December 31, 1999. Mr. Witzel resigned from the Company, effective the close of business on January 4, 1999.

(6) Includes 154,719 shares issuable upon exercise of options held by Mr. Ticer that are exercisable within 60 days of December 31, 1999.

(7) Includes 145,000 shares held of record by the RKB Capital, L.P., of which Mr. Schleider is the general partner, and 3,000 shares issuable upon exercise of options held by Mr. Schleider that are exercisable within 60 days of December 31, 1999.

(8) Includes 73,866 shares issuable upon exercise of options held by Mr. Nicol that are exercisable within 60 days of December 31, 1999.

(9) Includes 58,437 shares issuable upon exercise of options held by Mr. Dilatush that are exercisable within 60 days of December 31, 1999.

(10) Includes 46,267 shares issuable upon exercise of options held by Ms. Cannon that are exercisable within 60 days of December 31, 1999.

(11) Includes 44,610 shares issuable upon exercise of options held by Mr. Flowers that are exercisable within 60 days of December 31, 1999.

(12) Includes 13,190 shares issuable upon exercise of options held by Mr. Perez that are exercisable within 60 days of December 31, 1999.

(13) Includes 3,000 shares issuable upon exercise of options held by Mr. Smith that are exercisable within 60 days of December 31, 1999.

(14)     Includes shares described in the notes above, as applicable.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999,
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                       DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company ("Non-Employee Directors") have deferred cash compensation for their services on the Board, effective with the March 1999 Annual Meeting of Stockholders. In the fiscal year ended September 30, 1999, the total compensation paid to Non-Employee Directors for services prior to March 1999 was $23,000. The directors may elect to resume receiving cash compensation for their services at such future time as they deem appropriate.

         The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Non-Employee Directors are eligible to receive stock option grants under the 1992 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). During the last fiscal year, the Company granted options covering 18,750 shares to each of the two newly elected Non-Employee Directors of the Company, and options covering 3,750 shares to each of the three continuing Non-Employee Directors (for a total of 48,750 shares) at exercise prices per share ranging from $3.50 to $4.00, the fair market value of the Company's common stock on the date of each grant. As of September 30, 1999, options to purchase 127,896 shares have been granted and are outstanding under the Directors' Plan, net of cancellations, and options to purchase 7,914 shares have been exercised under the Directors' Plan. Quantities have been restated to reflect the one-for-four reverse stock split.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

         The following table shows, for the fiscal years ended September 30, 1999, 1998 and 1997, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at September 30, 1999, and two additional individuals for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer of the company as of September 30, 1999 (the "Named Executive Officers"). All options listed below reflect the one-for-four reverse stock split:

                                                                                                                     LONG-TERM
                                                                                                                   COMPENSATION
                                                              ANNUAL COMPENSATION (1)                                 AWARDS
                                                   ------------------------------------------                      -------------
                                                                                                                    SECURITIES
                                                                                                   OTHER             UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR          SALARY          BONUS      COMPENSATION(2)      OPTIONS(3)
-------------------------------------------------  ------------     ----------     -----------  ----------------   -------------

Gary W. Clow (4) ................................      1999          $229,926        $  4,638              -                 -
Former Chief Executive Officer                         1998          $185,500        $ 29,355              -                 -
                                                       1997          $175,000        $ 16,188              -           295,470

John R. Witzel (5)...............................      1999          $185,534        $  3,640              -                 -
Vice  President  of  Finance,   Chief   Financial      1998          $145,600        $ 26,681              -                 -
Officer and Secretary                                  1997          $140,000        $  4,063              -           126,562

John T. Ticer (6)................................      1999          $210,000        $ 20,475              -                 -
Chief Executive Officer and President                  1998          $210,000        $ 54,653              -                 -
                                                       1997          $126,923        $ 34,654              -           211,050

James T. Nicol...................................      1999          $150,475        $ 20,579              -                 -
Vice President of Product Development                  1998          $148,400        $ 56,131              -                 -
                                                       1997          $140,000        $ 15,920              -           105,525

Tom Dilatush (7).................................      1999          $138,722        $ 15,394              -            36,250
Chief Technology Officer                               1998          $129,776        $ 21,495              -             8,442
                                                       1997          $116,832        $  6,964              -                 -

Clifford L. Flowers (8)..........................      1999          $126,912        $ 18,985              -            33,250
Vice  President  of  Finance,   Chief   Financial      1998          $100,452        $ 10,980              -                 -
Officer and Secretary                                  1997          $ 88,793        $  8,238              -            40,100

Janet L. Cannon (9)..............................      1999          $145,097        $ 20,383       $ 12,080            53,152
Vice President, International Sales and Service        1998          $134,004        $  1,316       $ 12,080                 -
                                                       1997          $ 96,816        $ 10,819       $  9,060            34,823

-------------

(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of 10% of bonus plan salary or $50,000.

(2)      Represents automobile allowance paid.

(3) Options of Messrs. Ticer, Nicol, Dilatush and Flowers and Ms. Cannon were repriced in fiscal 1997 and are treated as new grants. Previously granted options were cancelled concurrently with the repricing. The Company has not issued any stock appreciation rights (SARs).

(4) Mr. Clow resigned as Chief Executive Officer of the Company in January 1999. Salary amount for 1999 includes $137,500 in severance payments and $36,000 for consulting services rendered during the fiscal year.

(5) Mr. Witzel resigned as Vice President of Finance and Chief Financial Officer of the Company in January 1999. Salary amount for 1999 includes $97,600 in severance payments and $36,000 for consulting services rendered during the fiscal year.

(6) Mr. Ticer joined the Company in February 1997. He was also paid $79,972 in relocation expenses and associated income taxes in fiscal 1997. Mr. Ticer resigned as Chief Operating Officer and was appointed Chief Executive Officer of the Company in January 1999.

(7)      Mr. Dilatush joined the Company in December 1991.

(8)      Mr. Flowers joined the Company in June 1994.

(9) Ms. Cannon joined the Company in July 1994. Salary amount includes $46,332, $49,735 and $30,566 in commission payments for fiscal 1999, 1998 and 1997, respectively.

                        STOCK OPTION GRANTS AND EXERCISES

         From time to time the Company grants options to its executive officers under its 1992 Stock Option Plan. As of December 31, 1999, options to purchase a total of 1,661,592 shares had been granted and were outstanding under the 1992 Plan, options to purchase 488,045 shares had been exercised under the 1992 Plan and 947,767 shares remained available for future option grants under the 1992 Plan.

         For the fiscal year ended September 30, 1999, a total of 122,652 options were granted to all Named Executive Officers.

                                                OPTION GRANTS IN FISCAL 1999

                                                                                   Potential Realizable Value At Assumed
                                                                                       Annual Rates of Stock Price
                                                                                     Appreciation For Option Term(2)
                                         Individual Grants
                       ----------------------------------------------------------- -------------------------------------
                                     Percent
                                     of Total
                                     Options
                        Number of    Granted
                       Securities       to       Exercise   Market
                       Underlying    Employees   of Base    Price On
                         Option      In Fiscal    Price     Date Of     Expiration
        Name           Granted(#)     1999(1)     ($/Sh)    Grant ($)      Date         0%      5%($)      10%($)
-------------------    ----------    ---------   --------   ---------   ----------     ----    -------    -------
Janet L. Cannon....     50,652         20.0%        2.720     2.720     10/01/08        --      86,797     219,060

Janet L. Cannon....      2,500          1.0%        5.8125    5.8125    7/01/09         --       9,155      23,105

Tom Dilatush.......     20,000          7.9%        3.760     3.760     3/19/09         --      47,376     119,568

Tom Dilatush.......     16,250          6.4%        5.750     5.750     7/09/09         --      58,866     148,566

Clifford L. Flowers     28,250         11.2%        3.520     3.520     3/04/09         --      62,647     158,110

Clifford L. Flowers      5,000          2.0%        5.8125    5.8125    7/01/09         --      18,309      46,209

(1) Based on options to purchase 252,742 shares granted to employees in fiscal 1999, before cancellations due to repricings and forfeitures.

(2) The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

         The following table shows certain information regarding options exercised by, and held at year-end by the Named Executive Officers.

                                 AGGREGATED OPTION EXERCISES IN FISCAL 1999
                                   AND 1999 FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SHARES UNDERLYING            VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                        SHARES                          SEPTEMBER 30, 1999(2)              SEPTEMBER 30, 1999(3)
                      ACQUIRED ON     VALUE       ---------------------------------- ----------------------------------
NAME                  EXERCISE(#)  REALIZED($)(1) EXERCISABLE (#)  UNEXERCISABLE (#) EXERCISABLE ($)  UNEXERCISABLE ($)
----                  -----------  -------------- ---------------  ----------------- ---------------  -----------------

Janet L. Cannon              --             --          38,091           49,884           35,301          59,833

Gary W. Clow                 --             --         308,657               --          212,797             352

Tom Dilatush                 --             --          54,662           32,240           69,229           5,563

Clifford L. Flowers          --             --          39,387           33,963           27,994          17,638

James T. Nicol               --             --          65,072           40,453           47,747          29,682

John T. Ticer                --             --         132,091           78,959           96,922          57,936

John R. Witzel               --             --         176,752               --          157,628              --

--------

(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise price. For purposes of this table, "fair market value" is determined based on the average of the highest and lowest selling prices on the applicable date as reported on the Nasdaq National Market System.

(2) Includes both "in-the-money" and "out-of-the-money" options. Exercisable and Unexercisable options reflect the one-for-four reverse stock split.

(3) Represents the fair market value per share of the underlying shares on the last day of the fiscal year ($4.09), less the exercise or base price, based on actual exercisable and unexercisable options.

CHANGE OF CONTROL AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into agreements with certain of the Company's officers (each hereinafter referred to as "Executive"), including its Named Executive Officers, in order to ensure Executive has an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for Executive to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change in control of Stac. The terms of the agreements provide that, in the event of a Change in Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of Executive's employment at any time during the period beginning sixty (60) days prior to such Change in Control and ending thirteen
(13) months following such Change of Control, (i) fifty percent (50%) of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested and (ii) the Company's repurchase right automatically lapses with respect to fifty percent (50%) of the shares of the Company's stock then held by Executive which are subject to the repurchase right.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

OVERVIEW AND PHILOSOPHY

         Stac's Compensation Committee of the Board of Directors (the "Committee") is currently composed of two (2) outside directors, Messrs. Clow and Smith. Among other things, the Committee reviews and approves annual executive officer compensation. In general, the compensation policies adopted by the Committee are designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and (ii) motivate the Company's executives to enhance long-term stockholder value.

EXECUTIVE OFFICER COMPENSATION

         The Company's executive officer compensation program is comprised of base salary, quarterly cash incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock option grants.

     BASE SALARY

         In establishing base salaries, the Committee first considers a number of surveys and compensation levels at comparably sized companies in comparable industries, including companies in the software industries. Each survey is weighted based on the Committee's determination of the comparability to Stac of the companies within the survey. The companies included in the surveys are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement. Although the compensation surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not compatible.

         Based on the data generated in the surveys, the Committee then subjectively sets a target base salary level applicable to all executive officers. The Committee then subjectively considers the level of responsibility, experience and contributions of each executive officer. The Committee then sets each officer's base salary taking into account the target salary and the Committee's evaluation of individual performance. For fiscal 1999, executive officer base salaries were generally near the median base salary levels determined through the surveys.

     QUARTERLY CASH INCENTIVE BONUS

         The Company pays bonuses to its executive officers based primarily on the achievement of certain financial goals and meeting specific management objectives established by the Committee. In considering the establishment of these financial goals and management objectives for fiscal 1999, the Committee considered, among other things, the Company's revenue growth and profitability as compared to internal targets, comparable companies and data regarding non-salary cash compensation obtained from the surveys referred to above. In total, bonuses paid to executive officers during fiscal 1999 were generally near the median bonus levels paid by comparable companies as determined through the surveys referred to above.



---------------------
         (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     STOCK OPTION GRANTS

         The Company grants stock options to its executive officers in order to provide long-term incentives and align executive officers and stockholder long-term interests by creating a direct link between executive compensation and stockholder return. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term incentives through the option grants, options are generally subject to ratable vesting over three to five years and are exercisable for ten years.

         Executive officer awards are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. In determining the size of individual grants, the Committee also considers the number of shares subject to the options previously granted to each executive officer, including the number of such shares that have vested and remain exercisable and shares that remain unvested.

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1992 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

CHIEF EXECUTIVE OFFICER SALARY

         The Committee considers with particular care the compensation of the Company's Chief Executive Officer. For fiscal 1999, the Company's Chief Executive Officer was John T. Ticer. Mr. Ticer's compensation for the fiscal year ended September 30, 1999 was determined based on the factors discussed above, and was set at $210,000, which reflected no increase from his salary for the previous year. As described above, he was paid a bonus of $20,475 related to achievement of certain corporate performance goals, compared to a bonus of $54,653 paid in the prior year.

                                                  COMPENSATION COMMITTEE

                                                  Gary W. Clow
                                                  Corey M. Smith

                       PERFORMANCE MEASUREMENT COMPARISON

         The following graph compares total stockholder returns of the Company for the five years since September 30, 1994 to two indices: The Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq-US") and the Nasdaq CRSP Total Return Index for Computer Software Stocks (SIC 737) (the "Nasdaq-Industry"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalization as of the end of each quarterly period. The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM") and the Nasdaq SmallCap Market. The Nasdaq-Industry tracks the aggregate price performance of equity securities of computer software companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Industry.(1)






           [Comparison of Cumulative Total Return on Investment Since
                               September 30, 1994
                                   Graph Here]







         Stac's closing stock price on September 30, 1999 was $4.18 per share. The last sales price for the Company's Common Stock as reported by Nasdaq on December 31, 1999 was $6.31.



---------------------
         (1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

         The Company's policy is that it will not make loans or enter into other transactions with directors, officers, or affiliates unless such loans or transactions are approved by a majority of the Company's disinterested directors and may reasonably be expected to benefit the Company.

         The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees, and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

         In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

         The Company maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, including certain violations of securities laws, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the officers or directors. The Company believes that its Certificate of Incorporation and Bylaw provisions, indemnification agreements and such insurance policies are necessary to attract and retain qualified persons as directors and officers.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         In May, 1997 the Company loaned $60,000 to Mr. Ticer. The note is secured by Mr. Ticer's options to purchase 200,000 shares of the Company's common stock. Interest, calculated at a rate of three (3) percent simple interest, is due at the end of each annual period. The note must be repaid in full at the earlier of May 12, 2001 or six (6) months after Mr. Ticer's termination. The note, plus accrued interest, is currently outstanding. As of December 7, 1999 the outstanding amount of the loan was $64,650.

         The Company has entered into agreements with certain of the Company's officers (each hereinafter referred to as "Executive"), including its Named Executive Officers, in order to ensure Executive has an opportunity to acquire and/or maintain an equity interest in the Company as an incentive for Executive to participate actively in the affairs and maximize the value of the Company, without distraction arising from the possibility of a change in control of Stac. The terms of the agreements provide that, in the event of a Change in Control (as defined in the agreements), and the Involuntary Termination (as defined in the agreements) of Executive's employment at any time during the period beginning sixty (60) days prior to such Change in Control and ending thirteen
(13) months following such Change of Control, (i) fifty percent (50%) of those unvested options or other rights to purchase shares of the Company's capital stock then held by Executive shall automatically become fully vested and (ii) the Company's repurchase right automatically lapses with respect to fifty percent (50%) of the shares of the Company's stock then held by Executive which are subject to the repurchase right.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              /s/ Clifford L. Flowers
                                              ----------------------------------

                                              Clifford L. Flowers
                                              SECRETARY

January 27, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1999 is available without charge upon written request to the Corporate Secretary, Stac Software, Inc., 12636 High Bluff Drive, 4th Floor, San Diego, California 92130-2093.

                               STAC SOFTWARE, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 8, 2000

         The undersigned hereby appoints John T. Ticer and Clifford L. Flowers, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Stac Software, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel - Del Mar, 11915 El Camino Real, San Diego, California, on Wednesday, March 8, 2000 at 10:00 a.m. local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to serve for the ensuing year and until their successors are elected.

               [ ]     FOR all nominees listed below (except as marked to the
                       contrary below).
               [ ]     WITHHOLD AUTHORITY to vote for all nominees listed below.

         NOMINEES: Gary W. Clow, Robert W. Johnson, Antonio Perez, Peter
         D. Schleider, Corey M. Smith and John T. Ticer

         TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

                            (CONTINUED ON OTHER SIDE)

                                       1.

                           (CONTINUED FROM OTHER SIDE)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of PricewaterhouseCoopers LLP as the
            Company's independent accountants for the fiscal year ending September 30, 2000.

            [ ]FOR                     [ ]AGAINST                 [ ]ABSTAIN


                                 DATED __________________________________, 2000




                                 ______________________________________________
                                 Signature(s)

                                 ______________________________________________
                                 Name of stockholder (if other than individual)

                Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.

                                       2.